                                                                    EXHIBIT 99.1

                 CLEAR CHANNEL WORLDWIDE AND THE ACKERLEY GROUP
                                  CLOSE MERGER

SAN ANTONIO, TX--JUNE 14, 2002... Lowry Mays, Chairman and CEO of Clear Channel Worldwide (NYSE: Clear Channel Communications, CCU) and Barry Ackerley, Chairman and Chief Executive Officer of The Ackerley Group (NYSE: AK) jointly announced the completion of the merger of the two companies. The Ackerley Group is a diversified media company with outdoor, television, radio and interactive media assets. Clear Channel Worldwide is a global leader in the out-of-home advertising industry with radio and television stations, outdoor displays, and entertainment venues in 65 countries around the world.

Pursuant to the terms of the agreement, The Ackerley Group's shareholders will receive 0.35 shares of Clear Channel Communications, Inc. common stock for each share of The Ackerley Group they own in a tax-free exchange.

Lowry Mays, Chairman and CEO of Clear Channel Worldwide said: "We are delighted to have the Ackerley team join the Clear Channel family. With the BEST media collection, Clear Channel will continue to serve our communities, our consumers and our customers."

"Today's closing completes the final chapter in the history of The Ackerley Group," said Barry Ackerley, Chairman and CEO of The Ackerley Group. "After 27 years of business success and making a positive impact in the communities in which we work and live, I want to thank everyone who helped build The Ackerley Group into one of the nation's most innovative media and entertainment companies. There are great synergies among our operations, and I am confident that our media properties and employees will continue to achieve great success under the new ownership."

ABOUT CLEAR CHANNEL WORLDWIDE

Clear Channel Worldwide, headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio and television stations, outdoor displays, and entertainment venues in 65 countries around the world.

ABOUT THE ACKERLEY GROUP

The Ackerley Group is an innovative media and entertainment company and holding outdoor, broadcasting and interactive media assets. The Ackerley Group owns or operates under management agreements 18 television stations. For more information, visit The Ackerley Group Web site at www.ackerley.com.

Certain statements in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Visit our website at www.clearchannel.com